Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 20, 2015, relating to the consolidated financial statements of Red Robin Gourmet Burgers, Inc. as of and for the year ended December 28, 2014, and the effectiveness of Red Robin Gourmet Burgers, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 25, 2016.

/s/ Deloitte & Touche LLP

Denver, Colorado
May 18, 2017